Filed under Rule 424(b)(3)
File No. 133296

PROSPECTUS

1,228,501 Shares
Common Stock

EPIQ SYSTEMS, INC.

On November 15, 2005, we (acting through a wholly-owned subsidiary) acquired all of the issued and outstanding shares of capital stock of nMatrix U.S. and nMatrix Australia for approximately $100 million cash and 1,228,501 shares of our common stock. The selling shareholders listed on page 10 may use this prospectus to resell the common stock issued by us as payment of a portion of the purchase price for the nMatrix acquisition. We are registering the shares for resale, but the registration of these shares does not necessarily mean that the selling shareholders will sell any of the shares.

Our Common Stock

•       Our common stock is traded on the Nasdaq Global Market under the symbol “EPIQ.”  On April 23, 2007, the last reported sale price of our common stock was $22.54 per share.

Investing in our common stock involves a certain degree of risk. See “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 26, 2007

ABOUT THIS PROSPECTUS

This prospectus is a part of the registration statement that we filed with the Securities and Exchange Commission. The selling shareholders named in this prospectus may from time to time sell the securities described in the prospectus. You should read this prospectus together with the more detailed information regarding our company, our common stock, and our financial statements and notes to those statements that appear elsewhere in this prospectus and any applicable prospectus supplement together with the additional information that we incorporate in this prospectus by reference, which we describe under the heading “Incorporation of Certain Information By Reference.”

You should rely on the information contained in, or incorporated by reference in, this prospectus and in any accompanying prospectus supplement. We have not authorized anyone to provide you with information different from that contained in, or incorporated by reference in, this prospectus. The common stock is not being offered in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or prospectus supplement, as applicable.

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

In this prospectus, in other filings with the SEC and in press releases and other public statements by our officers throughout the year, we make or will make statements that plan for or anticipate the future. These forward-looking statements include statements about our future business plans and strategies, and other statements that are not historical in nature. These forward-looking statements are based on our current expectations. You will find many of these statements in the following sections:

•       “Prospectus Summary” beginning on page 1;

•       “Risk Factors” beginning on page 3; and

•       “Incorporation of Certain Information By Reference” on page 17.

Forward-looking statements may be identified by words or phrases such as “believe,” “expect,” “anticipate,” “should,” “planned,” “may,” “estimated,” “potential,” “goal” and “objective.”  Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, provide a “safe harbor” for forward-looking statements. In order to comply with the terms of the safe harbor, and because forward-looking statements involve future risks and uncertainties, listed below are a variety of factors that could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in our forward looking statements. These factors include (1) any material changes in our total number of client engagements and the volume associated with each engagement, (2) any material changes in our Chapter 7 deposit portfolio, the services required or selected by our electronic discovery, Chapter 11, Chapter 13, class action or mass tort engagements, or the number of cases processed by our Chapter 13 bankruptcy trustee clients, (3) material changes in the number of bankruptcy filings, class action filings or mass tort actions each year, (4) our reliance on our marketing and pricing arrangements with Bank of America and other depository banks, (5) the impact of recently enacted tort reform and bankruptcy reform legislation on the volume and timing of disposition of client engagements, (6) risks associated with the integration of acquisitions into our existing business operations, (7) risks associated with our indebtedness, and (8) other risks detailed from time to time in our SEC filings, including our annual report on Form 10-K. We undertake no obligations to update any forward-looking statements contained herein to reflect future events or developments.

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PROSPECTUS SUMMARY

This is a summary of our business and this offering. You should read carefully this entire prospectus and the documents to which we have referred you before you make a decision about investing in our securities.

Our Business

We provide technology-based solutions for the legal and fiduciary services industries. Our products and services assist clients with the administration of complex legal proceedings, including electronic litigation discovery, bankruptcy administration and class action administration. Our clients include law firms, corporate legal departments, bankruptcy trustees, and other professional advisors who require sophisticated case administration and document management capabilities, extensive subject matter expertise and a high service capacity. We provide clients with an integrated offering of both proprietary technology and value-added services that comprehensively address their extensive business requirements.

We have acquired several companies as part of our strategic business plan. During 2005, we acquired nMatrix, Inc. to enter the market for electronic litigation discovery, Hilsoft, Inc. to enhance our capabilities in legal notification services, and Novare, Inc. to supplement our professional services for corporate restructuring client engagements. During 2004, we acquired Poorman-Douglas Corporation to enter the market for class action and mass tort administrative services. During 2003, we acquired Bankruptcy Services LLC to enter the market for corporate restructuring bankruptcy reorganization administrative services.

We have two operating segments:  case management and document management. Case management support for client engagements generally lasts several years and has a revenue profile that typically includes a recurring component. Document management revenue is generally non-recurring due to the unpredictable nature of the frequency, timing and magnitude of the clients’ related business requirements.

Our case and document management segments provide our clients with a broad range of technology and service offerings to meet the unique needs and requirements of each matter. For example, a particular class action matter may require professional services, call center support and claims processing from our case management segment and a uniquely developed media campaign to provide notice to a class of unknown claimants and document custody services from our document management segment, while another class action matter may only require claims processing services from our case management segment and a simple class mailing notification to a class of known claimants from our document management segment. Not all cases have the same business requirements, and our expanded technology and service offerings allow clients to procure services from our broad range of case management and document management solutions.

Our case management and document management technology and service offerings provide solutions primarily for the bankruptcy, class action and mass tort and electronic discovery markets. These technology and service offerings can cross the various markets and customers we serve. For example, our legal notification expert may develop a document management notice program for either a bankruptcy matter or a class action matter.  Our proprietary search technology solution may be used for an electronic discovery, class action, or a bankruptcy matter. We provide a unique set of case management and document management capabilities for each particular matter.

Case management support for client engagements may last several years and has a revenue profile that typically includes a recurring component.  Our technology platform enables our case management segment to generate revenue through the efficient provision of the following services:

•  Data hosting fees, volume-based fees, and professional services fees related to the management of large volumes of electronic data in support of a legal proceeding.

•  Proprietary electronic discovery software that sorts, cleanses, organizes and performs searches on large databases in support of a legal proceeding.

•  Volume-based fees related to software and postcontract customer support to facilitate the efficient administration of Chapter 7 and Chapter 13 bankruptcy cases.

•  Professional and other support services related to the administration of cases, including data conversion, claims processing, claims reconciliation, professional consulting services, and settlement administration.

•  Call center support to process and respond to telephone inquiries related to creditor and class action claims.

Document management revenue is generally non-recurring due to the nature of the frequency, timing and magnitude of the clients’ business requirements.  Our document management segment generates revenue primarily through the following services.

•  Legal noticing services to parties of interest in bankruptcy and class action matters, including media campaign and advertising management, in which we coordinate notification through various media outlets, such as print, radio and television, to potential parties of interest for a particular client engagement, and

•  Reimbursement for costs incurred related to postage on mailing services.

We were incorporated in the State of Missouri on July 13, 1988. Our principal executive office is located at 501 Kansas Avenue, Kansas City, Kansas 66105. The telephone number at that address is (913) 621-9500. Our website address is www.epiqsystems.com. Our website and the information contained on our website are not incorporated into this prospectus or the registration statement of which it forms a part. TCMS® and CasePower® are our registered trademarks.

Risk Factors

You should carefully consider the information set forth in the section of this prospectus entitled “Risk Factors,” beginning on page 3, as well as other information included in or incorporated by reference into this prospectus before deciding whether to invest in our common stock.

RISK FACTORS

You should carefully consider the following factors and other information included or incorporated by reference in this prospectus before deciding to purchase our common stock. Any of these risks could have a material adverse effect on our business, financial condition, results of operations and prospects, which could in turn have a material adverse effect on the price of our common stock. In this case, you may lose all or part of your investment.

Risks Related to Our Business

We compete with other third party providers primarily on the basis of the technological features and capabilities of our products and services, and we could lose existing customers and fail to attract new business if we do not keep pace with technological changes.

The markets for case and document management products and services are competitive, continually evolving and subject to technological change.  We believe that the principal competitive factors in the markets we serve include the breadth and quality of system and software solution offerings, the stability of the information systems provider, the features and capabilities of the product and service offerings, and the potential for future product and service enhancements.  Our success depends upon our ability to keep pace with technological change and to introduce, on a timely and cost-effective basis, new and enhanced software solutions and services that satisfy changing client requirements and achieve market acceptance.

We have a limited number of clients and referral sources.

We rely on a limited number of referral sources that support new business engagements.   Our future financial performance will depend on our ability to retain existing customer accounts, to attract business from new customers, to maintain our existing referral relationships, and to develop new referral relationships.

Security problems with, or product liability claims arising from, our software products and errors or fraud related to our business processes could cause increased expense for litigation, increased service costs or damage to our reputation.

We have included security features in our products that are intended to protect the privacy and integrity of data, including confidential client or consumer data.  Security for our products is critical given the confidential nature of the information our software processes.  Our software products and the systems on which the products are used may not be impervious to intentional break-ins (“hacking”) or other disruptive disclosures or problems, whether as a result of inadvertent third party action, employee action, malfeasance, or other. Hacking or other disruptive problems could result in the diversion of our development resources, damage to our reputation, increased service costs or impaired market acceptance of our products, any of which could result in higher expenses or lower revenues.  Additionally, we could be exposed to potential liability claims related to the unauthorized access to or release of confidential client or consumer data.  Defending such liability claims could result in increased expenses for litigation and/or claim settlement and a significant diversion of our management’s attention.

Furthermore, we administer claims and provide professional services for third parties.  Errors or fraud related to the processing or payment of these claims or errors related to the delivery of professional services could result in the diversion of management resources, damage to our reputation, increased service costs or impaired market acceptance of our services, any of which could result in higher expenses and/or lower revenues.  Additionally, such errors or fraud could result in lawsuits alleging damages.  Defending such claims could result in increased expenses for litigation and/or claims settlement and a significant diversion of our management’s attention.

Interruptions or delays in service related to third-party facilities could impair the delivery of our service and harm our business.

We provide certain of our services through computer hardware that is located in third-party facilities.  We do not control the operation of these facilities, and they are subject to damage or interruption from earthquakes, floods, fires, power loss, terrorist attacks, telecommunications failures and similar events.  They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct.  The occurrence of any of these events, a decision to close a facility without adequate notice, or other unanticipated problems at a facility could result in interruptions in certain of our services. In addition, the failure by our vendor to provide our required data communications capacity could result in interruptions in our service.  Any damage to, or failure of, our systems could reduce our revenue, cause us to issue credits or pay penalties, cause customers to terminate their agreements with us and adversely affect our ability to secure business in the future.  Our business will be harmed if our customers and potential customers believe our services are unreliable.

New releases of our software products may have undetected errors, which could cause litigation claims against us or damage to our reputation.

We intend to continue to issue new releases of our software products periodically.  Complex software products, such as those we offer, can contain undetected errors when first introduced or as new versions are released.  Any introduction of new products and future releases has a risk of undetected errors.  These undetected errors may be discovered only after a product has been installed and used either in our internal processing or by our customers.  Likewise, the software products we acquire in business acquisitions have a risk of undetected errors.

Errors may be found in our software products in the future.  Any undetected errors, as well as any difficulties in installing and maintaining our new software and releases or difficulties training customers and their staffs on the utilization of new products and releases, may result in a delay or loss of revenue, diversion of development resources, damage to our reputation, increased service costs, increased expense for litigation or claims settlement, or impaired market acceptance of our products.

We rely on third-party hardware and software, which could cause errors or failures of our service.

We rely on hardware purchased or leased and software licensed from third parties in order to offer certain services.  Any errors or defects in third-party hardware or software could result in errors in our software products or a failure of our service which could harm our business.

Substantially all of our Chapter 7 revenues are collected through a single financial institution, and the termination of that marketing arrangement could cause uncertainty and adversely affect our future Chapter 7 revenue and earnings.

The application of Chapter 7 bankruptcy regulations discourages Chapter 7 trustees from incurring direct administrative costs for computer system expenses.  As a result, we provide our products and services to Chapter 7 trustee customers at no direct charge, and our Chapter 7 trustee customers agree to deposit the cash proceeds from liquidations of debtors’ assets with a designated financial institution with which we have a Chapter 7 marketing arrangement.  We have arrangements with several financial institutions under which our Chapter 7 trustees deposit the Chapter 7 liquidated assets at one of those financial institutions.  Under these arrangements:

•  we license our proprietary software to the trustee and furnish hardware, conversion services, training and customer support, all at no cost to the trustee;

•  the financial institution provides certain banking services to the joint trustee customers; and

•  we collect from the financial institution monthly revenues based primarily upon a percentage of the total liquidated assets on deposit at that financial institution.

These bankruptcy deposit-based fees are the largest component of our Chapter 7 revenues.

Previously, we promoted our Chapter 7 product exclusively through a marketing arrangement established with Bank of America in November 1993.  Substantially all of our Chapter 7 revenues are collected through this relationship.  On April 1, 2004, this exclusive marketing arrangement became a non-exclusive arrangement.  During February 2006, the parties extended the non-exclusive arrangement indefinitely.  Either party may, with appropriate notice, wind down the arrangement over a period of three years, including the notice period.  If either party were to give notice of termination of this arrangement, we could experience uncertainty relating to the transfer of Chapter 7 trustee deposits to other financial institutions, and we could experience a decline in revenues and earnings as those deposits are transferred during the wind-down period.

Chapter 7 revenues from Bank of America comprised 38%, 3% and 3% of our total revenue recognized for the years ended December 31, 2006, 2005, and 2004, respectively.  As of December 31, 2005 and 2004, we had recorded on our consolidated balance sheets $59.7 million, and $35.2 million, respectively, of deferred revenue related to our arrangement with Bank of America.  There was no deferred revenue related to our arrangement with Bank of America as of December 31, 2006.

Our pricing models for Chapter 7 trustee clients have or are scheduled to have a component of pricing tied to prevailing interest rates, and a significant decline in interest rates would adversely affect our revenues and earnings.

Under the Chapter 7 marketing arrangements we have with each depository financial institution, certain fees we earn for deposits placed with those financial institution could have, within certain limits, variability based on fluctuations in short-term interest rates.  A significant decline in short-term interest rates would adversely affect our Chapter 7 revenues and earnings.

We depend upon our key personnel and we may not be able to retain them or to attract, assimilate and retain highly qualified employees in the future.

Our future success may depend upon the continued service of our senior management and certain of our key technical personnel and our continuing ability to attract, assimilate and retain highly qualified technical, managerial, and sales and marketing personnel.  We do not have employment agreements with our Chief Executive Officer, President, or Chief Financial Officer.  We maintain key-man life insurance policies on our Chief Executive Officer and our President.  The loss of the services of any of these executives or other key personnel or the inability to hire or retain qualified personnel in the future could have a material adverse impact on our results of operations.

The integration of acquired businesses is time consuming, may distract our management from our other operations, and can be expensive, all of which could reduce or eliminate our expected earnings.

During the five years ended December 31, 2006, we acquired eight businesses at a combined cost of approximately $330 million in cash and stock.  We may consider additional opportunities to acquire other companies, assets or product lines that complement or expand our business.  If we are unsuccessful in integrating these companies or product lines with our existing operations, or if integration is more difficult than anticipated, we may experience disruptions to our operations.  A difficult or unsuccessful integration of an acquired business would likely have a material adverse effect on our results of operations.

Some of the risks that may affect our ability to integrate or realize any anticipated benefits from companies we acquire include those associated with:

•  unexpected losses of key employees or customers of the acquired business;

•  conforming standards, processes, procedures and controls of the acquired business with our operations;

•  increasing the scope, geographic diversity and complexity of our operations;

•  difficulties in transferring processes and know-how;

•  difficulties in the assimilation of acquired operations, technologies or products;

•  diversion of management’s attention from other business concerns;

•  adverse effects on existing business relationships with customers; and

•  the challenges of operating internationally.

Our intellectual property is not protected through patents or formal copyright registration.  Therefore, we do not have the full benefit of patent or copyright laws to prevent others from replicating our software.

Our intellectual property rights are not protected through patents or formal copyright registration.  We may not be able to protect our trade secrets or prevent others from independently developing substantially equivalent proprietary information and techniques or from otherwise gaining access to our trade secrets.  In addition, foreign intellectual property laws may not protect our intellectual property rights.  Moreover, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringements.  Litigation of this nature could result in substantial expense for us and diversion of management and other resources, which could result in a loss of revenue and profits.

We may be sued by third parties for alleged infringement of their proprietary rights.

The software and internet industries are characterized by the existence of a large number of patents, trademarks, and copyrights and by frequent litigation based on allegations of infringement or other violations of intellectual property rights.  We have received in the past, and may receive in the future, communications from third parties claiming that we have infringed on the intellectual property rights of others.  Our technologies may not be able to withstand any third-party claims or rights against their use. Any intellectual property claims, with or without merit, could be time-consuming and expensive to resolve, could divert management attention from executing our business plan, and could require us to pay monetary damages or enter into royalty or licensing agreements. In addition, certain customer agreements require us to indemnify our customers for third-party intellectual property infringement claims, which would increase the cost to us of an adverse ruling on such a claim.  An adverse determination could also prevent us from offering our service to others.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses and diversion of management time and attention from operational activities to compliance activities.

Compliance with changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations, and Nasdaq Global Market rules, are time consuming and expensive.  Since 2002, we have spent substantial amounts of management time and have incurred substantial legal and accounting expense in complying with the Sarbanes-Oxley Act and regulatory initiatives resulting from that Act.  Complying with these new laws and regulations also creates uncertainty for companies such as ours.  These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity.  As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure.  As a result, our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 and the related regulations regarding our required assessment of our internal controls over financial reporting and our external auditors’ certification of that assessment have required the commitment of significant financial and managerial resources.  We expect these efforts to require the continued commitment of significant resources.

SEC rules implementing Section 404 of Sarbanes-Oxley require disclosure of the remediation of significant deficiencies or material weaknesses in internal controls over financial reporting and the existence, at year-end, of material weaknesses related to our internal control over financial reporting.  During 2006, we restated certain previously issued consolidated and condensed consolidated financial statements.  Related to this restatement, we identified a material weakness, which was remediated prior to December 31, 2006, related to our 2005 consolidated financial statements.  If we have material weaknesses in our internal control over financial reporting or a restatement in the future, the price of our common stock could be adversely affected.

Risks Related to Our Common Stock

Our quarterly results have fluctuated in the past and may fluctuate in the future.  If they do, our operating results may not meet the expectations of securities analysts or investors.  This could cause fluctuations in the market price of our common stock.

Our quarterly results have fluctuated during the past and may fluctuate in the future.  Our quarterly revenues and operating results are increasingly difficult to forecast.  It is possible that our future quarterly results from operations from time to time will not meet the expectations of securities analysts or investors.  This could cause a material drop in the market price of our common stock.

Our business will continue to be affected by a number of factors, any one of which could substantially affect our results of operations for a particular fiscal quarter.  Specifically, our quarterly results from operations can vary due to:

•  the initiation or termination of a large corporate restructuring, class action or electronic discovery engagement;

•  the timing, size, cancellation or rescheduling of customer orders;

•  fluctuations in bankruptcy trustees’ deposit balances;

•  unanticipated expenses related to software maintenance or customer service; and

•  unexpected legal or regulatory expenses.

Our stock price may be volatile even if our quarterly results do not fluctuate significantly.

If our quarterly results fluctuate, the market price for our common stock may fluctuate as well and those fluctuations may be significant.  Even if we report stable or increased earnings, the market price of our common stock may be volatile.  There are a number of factors, beyond earnings fluctuations, that can affect the market price of our common stock, including the following:

•  a decrease in market demand for our stock;

•  downward revisions in securities analysts' estimates;

•  announcements of technological innovations or new products developed by us or our competitors;

•  the degree of customer acceptance of new products or enhancements offered by us; and

•  general market conditions and other economic factors.

In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of stocks of technology companies and that have often been unrelated to the operating performance of particular companies.  The market price of our common stock has been volatile and this is likely to continue.

We do not pay cash dividends on our common stock and our common stock may not appreciate in value or even maintain the price at which it was purchased.

We presently do not intend to pay any cash dividends on our common stock.  In addition, certain terms of our convertible notes restrict our payment of dividends while the subordinated convertible debt is outstanding, and certain provisions in our credit agreement may restrict our ability to pay dividends in the future.  Subject to any financial covenants in current or future financing agreements that directly or indirectly restrict the payment of dividends, the payment of dividends is within the discretion of our board of directors and will depend upon our future earnings, if any, our capital requirements, our financial condition and any other factors that the board of directors may consider.  We currently intend to retain all earnings to reduce our debt and for use in the operation and expansion of our business.  As a result, the success of an investment in our common stock will depend entirely upon its future appreciation.  Our common stock may not appreciate in value or even maintain the price at which it was purchased.

The use of our common stock to fund acquisitions or to refinance debt incurred for acquisitions could dilute existing shares.

We have used our common stock to partly fund acquisitions and to refinance debt.  During June 2004, we issued $50 million of convertible notes, which are convertible into approximately 2.9 million shares of common stock, to refinance a portion of the purchase price for the January 2004 Poorman-Douglas acquisition.  During November 2005, we issued approximately 1.2 million shares of common stock in connection with our nMatrix acquisition.  We may consider issuing additional common shares and using the proceeds to pay part or all of our indebtedness.

We may consider further opportunities to acquire companies, assets or product lines that complement or expand our business.  We expect that future acquisitions, if any, could provide for consideration to be paid in cash, shares of our common stock, or a combination of cash and shares.  If the consideration for an acquisition is paid in common stock, existing shareholders’ investments could be diluted.  Furthermore, we may decide to issue convertible debt or additional shares of common stock and use part or all of the proceeds to finance or refinance the costs of any past or future acquisitions.

In certain circumstances, we may be obligated to pay one of our shareholders the difference between $20.35 per share and any lower price at which that shareholder sells up to 1,228,501 shares of our common stock, which could adversely affect our liquidity or the market price of our common stock.

We issued to the former owner of nMatrix 1.2 million shares of our common stock as a part of the purchase price for the nMatrix business.  We are required to maintain an effective registration statement for the resale of those shares by that shareholder until November 15, 2007.  Our agreement with that shareholder includes a limited price protection provision, which provides that if the shareholder sells any of those shares pursuant to the registration statement at a per share price (before commissions and other transaction expenses) lower than $20.35, we will pay that selling shareholder an amount in cash equal to the number of shares sold by the shareholder multiplied by the difference between the $20.35 minus the sale price.  The limited price protection will terminate permanently upon the earlier of termination of our obligation to maintain the effectiveness of the registration statement or, during the period of the effectiveness of the registration statement, after any 15 trading days (which need not be consecutive trading days) on which both of the following conditions are satisfied:  (1) the shareholder may lawfully sell shares under the registration statement, and (2) the closing price for our common stock has been equal to or greater than $20.35 per share.  Payments under this provision would adversely affect our liquidity.

As a result of the imminent expiration of either the limited price protection, the shareholder may choose to sell all or substantially all the shares of our common stock then held by that shareholder subject to these agreements.  Those sales could adversely affect the market price of our common stock at that time.

Our articles of incorporation and Missouri law contain provisions that could be used by us to discourage or prevent a takeover of our company.

Some provisions of our articles of incorporation could make it more difficult for a third party to acquire control of our company, even if the change of control would be beneficial to certain shareholders.  For example, our articles of incorporation include “blank check” preferred stock provisions, which permit our board of directors to issue one or more series of preferred stock without shareholder approval.  In conjunction with the issuance of a series of preferred stock, the board is authorized to fix the rights of that series, including voting rights, liquidation preferences, conversion rights and redemption privileges.  The board could issue a series of preferred stock to a friendly investor and use one or more of these features of the preferred stock to discourage or prevent a takeover of the company.  Additionally, our articles of incorporation do not permit cumulative voting in the election of directors.  Cumulative voting, if available, would enable minority shareholders to elect one or more representatives to the board in certain circumstances, which could be used by third parties to facilitate a takeover of our company that was opposed by our board or management.

In addition, the General and Business Corporation Law of Missouri, under which we are incorporated, provides that any merger involving the company must be approved by the holders of not less than two-thirds of the outstanding shares of capital stock entitled to vote on the merger.  Presently, our only outstanding voting securities are our shares of common stock.  Accordingly, shareholders with voting power over as little as one-third of our outstanding common stock could block a merger proposal, even if that merger proposal were supported by our board of directors or shareholders holding a majority of our then outstanding shares of common stock.

USE OF PROCEEDS

The selling shareholders will receive all of the proceeds from the sale of the common stock. We will not receive any of the proceeds from the sale of the common stock offered by the selling shareholders under this prospectus, but we have agreed to pay the expenses of preparing this prospectus and the related registration statement.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Nasdaq Global Market under the symbol “EPIQ.”  The following table shows the reported high and low sales prices for the common stock for the periods indicated as reported by Nasdaq:

	Common Stock Price
Year Ended December 31	High	Low
2005
First Quarter	$15.00	$12.05
Second Quarter	16.97	12.90
Third Quarter	22.22	16.13
Fourth Quarter	22.44	17.21
2006
First Quarter	$23.40	$18.05
Second Quarter	19.13	14.82
Third Quarter	17.13	14.52
Fourth Quarter	17.60	14.31
2007
First Quarter	$20.38	$16.71
Second Quarter (through April 23)	23.25	20.34

There are approximately 100 owners of record of our common stock and approximately 5,600 beneficial owners of our common stock. The last reported sale price of our common stock on April 23, 2007, as reported by Nasdaq, was $22.54.

SELLING SHAREHOLDERS

We issued 1,228,501 shares of common stock as part of the purchase price for nMatrix pursuant to a stock purchase agreement, dated as of November 15, 2005, between us, as buyer, and Ajuta International Pty. Ltd., trustee of Hypatia Trust, as seller, in a transaction exempt from the registration requirements of the federal securities laws. The selling shareholders (which term includes their transferees, pledgees, donees or successors) may from time to time offer and sell pursuant to this prospectus any and all of the shares of common stock issued as part of the purchase price. In accordance with a separate escrow agreement among us, Ajuta International Pty. Ltd., and Wells Fargo Bank, N.A., as escrow agent, 245,700 shares of common stock issued by us to Ajuta, as seller of nMatrix (or 20% of the total number of shares we issued in the nMatrix acquisition) are held by Wells Fargo Bank, N.A., as escrow agent, as security for seller’s indemnification obligations under the stock purchase agreement.

Ajuta deposited the 245,700 shares with the escrow agent to secure the performance of the indemnity obligation of Ajuta, as seller, under the nMatrix stock purchase agreement. Ajuta has the right to vote the escrowed shares and to receive all cash dividends on the escrowed shares. Stock dividends or any other securities distributed in respect of or in exchange for any of the escrowed shares, whether by way of stock dividends, stock splits or otherwise, will be issued in the name of the escrow agent and held under the escrow agreement. Under the escrow agreement, Ajuta agrees not to sell, pledge, assign, or transfer its interest in the escrow fund or subject its interest in the escrow fund to any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the escrow fund so long as the escrow fund is held by the escrow agent.

Except as described below, the escrow agent does not have authority to sell or dispose of any escrowed shares unless in accordance with joint written instructions from us and Ajuta. Absent joint written instructions, the escrow agent will disburse proceeds from the sale of escrowed shares in accordance with a court order that we are entitled to indemnification by Ajuta under the nMatrix stock purchase agreement.

Within 3 business days after May 15, 2007, the termination date for the escrow agreement, the escrow agent will release to Ajuta all the escrowed shares (and any other amounts in the escrow fund), except that if, on or before the termination date, we have delivered to the escrow agent a written notice that we have one or more pending indemnification claims against Ajuta under the stock purchase agreement, then the escrow agent will retain in the escrow fund cash and that number of escrowed shares as have an aggregate fair market value equal to 100% of the unresolved indemnification claims. If we have one or more unresolved indemnification claims on the termination date, we may direct the escrow agent to sell all retained escrowed shares and to hold the net proceeds of that sale in the escrow fund under the escrow agreement until the indemnification claims are finally resolved. Any sale of escrowed shares pursuant to this direction will not be subject to the limited price protection provision in the registration rights agreement described in the following paragraph.

We are registering all 1,228,501 shares of common stock issued to Ajuta and to Wells Fargo, as escrow agent, in order to permit the selling shareholders to offer the common stock for resale from time to time. We are obligated to maintain the effectiveness of the registration statement of which this prospectus forms a part until November 15, 2007. Unless set forth below, none of the selling shareholders has had a material relationship with us or any of our predecessors or affiliates within the past three years.

Pursuant to the stock purchase agreement, we entered into a registration rights agreement, dated November 15, 2005, with Ajuta. The registration rights agreement provides that if and to the extent that Ajuta sells shares of our common stock pursuant to this prospectus at a per share price (before commissions and other transaction expenses, the “sale price”) lower than $20.35 (the “share price”), then we will pay to Ajuta an amount in cash equal to the number of shares of our common stock sold by Ajuta multiplied by the difference between the share price minus the sale price. The limited price protection will terminate permanently upon the earlier of termination of our obligation to maintain effectiveness of the registration statement or, during the period of effectiveness of the registration statement, after any 15 trading days (which need not be consecutive trading days) on which (1) Ajuta may lawfully sell shares under this prospectus, and (2) the closing price for our common stock has been equal to or greater than $20.35 per share. Both of these conditions must be satisfied on 15 trading days before the price protection terminates. Our limited price protection obligation does not extend to any sales of shares by Wells Fargo, as escrow agent, but will extend to any escrowed shares that are returned to Ajuta upon the termination of the escrow arrangement if the price protection obligation has not otherwise terminated in accordance with the preceding sentence.

Any of the shares of common stock listed below may be offered for sale pursuant to this prospectus by the selling shareholders from time to time. Accordingly, no estimate can be given as to the amounts of common stock that will be held by the selling shareholders upon consummation of any such sales.

The table below sets forth the names of each selling shareholder and the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of the shares of common stock as of April 23, 2007, to the extent known to us as of the date of this prospectus. Unless otherwise indicated below, each selling shareholder has sole voting and investment power with respect to its shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the selling shareholder.

The second column lists the shares of common stock being offered by this prospectus by the selling shareholders. The third column assumes the sale of all of the shares of common stock offered by the selling shareholders pursuant to this prospectus.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name	Number of Shares Beneficially Owned Prior to the Offering(1)	Maximum Number of Shares Registered Hereby	Beneficial Ownership After the Offering(2)
Ajuta International Pty. Ltd, as trustee of Hypatia Trust(3)	982,801	982,801	-0-
Wells Fargo Bank, N.A., as escrow agent(4)	245,700	245,700	-0-
Total	1,228,501	1,228,501	-0-

(1)          The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the accompanying table is current as of April 23, 2007.

(2)          Assumes the sale of all shares of common stock offered by this prospectus. We are unable to determine the exact number of shares that will actually be sold pursuant to this prospectus.

(3)          Ajuta International Pty. Ltd., the trustee of Hypatia Trust, is controlled by Susan P. Lord and Kirsten M. Lord. Ajuta is also the beneficial owner of all 245,700 shares held by Wells Fargo Bank, as escrow agent. Upon the scheduled termination of the escrow agreement on May 15, 2007, all escrowed shares will be distributed to Ajuta, assuming there are no disputed indemnification claims by us against Ajuta under the stock purchase agreement. Ajuta may thereafter reoffer or resell all or any part of the escrowed shares under this prospectus.

(4)          Wells Fargo Bank, N.A. serves as escrow agent. Beneficial ownership of shares of our common stock is shown solely in the bank’s capacity as escrow agent under the escrow agreement.

PLAN OF DISTRIBUTION

The selling shareholders may, from time to time, sell any or all of the shares offered by this prospectus on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling the shares of common stock:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       short sales;

•       broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price;

•       a combination of these methods of sale; and

•       any other method permitted pursuant to applicable law.

The selling shareholders may also sell the shares under Rule 144 or Rule 144A under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in our common stock or derivatives of our common stock and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares of common stock will be borne by a selling shareholder. The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of common stock if liabilities are imposed on that person under the Securities Act.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.

The selling shareholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have advised us that they have acquired their securities in the ordinary course of business and they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling shareholder. If we are notified by any selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

DESCRIPTION OF CAPITAL STOCK

Under our articles of incorporation, our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share, and 2,000,000 shares of preferred stock, par value $1.00 per share. Our common stock is traded on the Nasdaq Global Market under the symbol “EPIQ,” and is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the holders of common stock. Cumulative voting is not permitted in the election of directors. The holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. If we are liquidated, dissolved or wound-up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock. The holders of common stock have no preemptive or subscription rights, and there are no redemption or conversion rights with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable, and, upon completion of the offering, the shares of common stock offered by us will be fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized to designate any series of preferred stock and the powers, preferences and rights of the shares of such series and the qualifications, limitations or restrictions thereof without further action by the holders of common stock. No shares of preferred stock are issued or outstanding.

Our board of directors may create and issue a series of preferred stock with rights, privileges or restrictions, and adopt a shareholder rights plan, having the effect of discriminating against an existing or prospective holder of such securities as a result of such securityholder beneficially owning or commencing a tender offer for a substantial amount of common stock. One of the effects of authorized but unissued and unreserved shares of capital stock may be to render more difficult or discourage an attempt by a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of such shares of capital stock may have the effect of delaying, deferring or preventing a change in control without any further action by the shareholders. We have no present intention to adopt a shareholder rights plan, but could do so without shareholder approval at any future time.

Missouri Anti-Takeover Statutes

The Missouri General and Business Corporations Law (“GBCL”) requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of common stock to approve certain fundamental corporate transactions, including mergers, consolidations or the sale of all or substantially all our assets. As of March 20, 2007, our directors and executive officers beneficially own or control approximately 24% of our outstanding shares of common stock.

Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for our common stock.

LEGAL COUNSEL

The validity of the securities being offered pursuant to this prospectus will be passed upon for us by Gilmore & Bell, P.C., Kansas City, Missouri, our securities counsel.

EXPERTS

The consolidated financial statements, the related consolidated financial statement schedule, and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from the Epiq Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph referring to the change in accounting for stock-based compensation upon adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” (2) express an unqualified opinion on management’s assessment regarding the effectiveness of internal control over financial reporting, and (3) express an unqualified opinion on the effectiveness of internal control over financial reporting), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a “reporting company” as that term is used in the Securities Exchange Act of 1934. As a reporting company, we are required to file reports, proxy statements and other information with the SEC, including the information listed below. We make available free of charge through our internet website, www.epiqsystems.com, our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed with or furnished to the SEC as soon as reasonably practicable after we electronically file those reports with or furnish them to the SEC. You may read and copy any of the reports, proxy statements and other information that we have filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549. You may get information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that contains reports, proxy and information statements, and other information regarding us and other issuers that electronically file information with the SEC. The address of that site is (http://www.sec.gov). The contents of these websites are not incorporated into this prospectus. Further, our references to the URLs for these websites are intended to be inactive textual references only.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Securities and Exchange Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate. The registration statement may be inspected at the SEC’s Public Reference Room, located at 100 F Street, NE, Washington, D.C. 20549 and is available to you on the SEC’s web site.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other documents are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and supersede this information. We incorporate by reference the document listed below and any future filings we will make with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•  Our annual report on Form 10-K for the fiscal year ended December 31, 2006, as filed with the SEC on March 9, 2007.

•  Our current report on Form 8-K, as filed with the SEC on April 4, 2007.

All documents subsequently filed by us in compliance with Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering are incorporated by reference into this prospectus.

We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any and all of the information that is incorporated by reference in this prospectus (including exhibits that are specifically incorporated by reference in that information). Any request should be directed to:  Investor Relations, Epiq Systems, Inc., 501 Kansas Avenue, Kansas City, Kansas 66105, telephone (913) 621-9500.

1,228,501 Shares

Common Stock

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, the information and representations must not be relied upon as having been authorized by us or the selling shareholder. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the shares by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus nor any sale made using this prospectus will create any implication that the information contained in this prospectus is correct as of any time after its date.